Date:	February 8, 2010
Media Contact:	Doniele Kane	Phone:	816/983-1372

dkane@kcsouthern.com

KCS Announces Karen Pletz Will Not Stand for Reelection to Board of Directors

Kansas City, Mo., February 8, 2010 - Kansas City Southern (KCS) (NYSE:KSU) announced today that on February 5, 2010, Karen L. Pletz notified Michael R. Haverty, chairman and chief executive officer of KCS, that she would not stand for reelection to the KCS board of directors at its 2010 annual stockholders’ meeting. Ms. Pletz’s decision was voluntary and not a result of any disagreement with KCS. Her term of office as a director of KCS will expire at its 2010 annual stockholders’ meeting, which is scheduled for May 6, 2010.

“We thank Karen for her service as a director of Kansas City Southern and wish her well,” stated Mr. Haverty.

Headquartered in Kansas City, MO, KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama.  Its primary U.S. holding is The Kansas City Southern Railway Company, serving the central and south central U.S.  Its international holdings include Kansas City Southern de Mexico, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal.  KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Mexico and Canada.

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